February 21, 1997



Board of Directors
Phoenix Strategic Allocation Fund, Inc.
101 Munson Street
Greenfield, MA  01301

RE:      Registration Statement No. 33-9069

Gentlemen:

         I have served as counsel to the Phoenix Strategic Allocation Fund, Inc. in connection with the registration on Form N-1A of an indefinite number of its shares of Common Stock under the Securities Act of 1933 and the subsequent notification with respect to 1,086,741 such shares sold in reliance upon Rule 24f-2 under the Investment Company Act of 1940 during the fiscal year ended December 31, 1996 (the "Shares").

         Based on my review of the relevant materials it is my opinion that the Shares are legally issued, fully paid and non-assessable. I consent to the use of this opinion in connection with the Form 24F-2 to be filed with the Securities and Exchange Commission.


                                            Very truly yours,


                                            /s/ Thomas N. Steenburg
                                            Thomas N. Steenburg